As filed with the Securities and Exchange Commission on March 20, 2019

Registration Statement File No. 333-211269
Registration Statement File No. 333-212597
Registration Statement File No. 333-216070

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
______________________

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-211269)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-212597)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-216070)
TO
FORM S-3
REGISTRATION STATEMENT
 UNDER THE SECURITIES ACT OF 1933

TWDC Enterprises 18 Corp.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4545390
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

500 South Buena Vista Street
Burbank, California 91521
(818) 560-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jolene E. Negre, Esq.
Associate General Counsel
500 South Buena Vista Street
Burbank, California 91521
(818) 560-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________

Copies to:
George F. Schoen, Esq.
Allison M. Wein, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000
______________________

Approximate date of commencement of proposed sale to the public: Not applicable.
______________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

TWDC Enterprises 18 Corp., a Delaware corporation (formerly known as “The Walt Disney Company”) (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister:

i.
any and all shares of Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued as of the date hereof under Registration Statement File No. 333-211269, filed with the SEC on May 10, 2016, registering 5,148,105 shares of Common Stock under the The Walt Disney Company Investment Plan;

ii.
any and all securities, registered but unsold or otherwise unissued as of the date hereof under Registration Statement File No. 333-212597, filed with the SEC on July 20, 2016, registering an indeterminate number of debt securities, in one or more series, shares of Registrant’s preferred stock, par value $0.01 per share, shares of Common Stock, warrants to purchase any of the other securities that may be sold under such Registration Statement, purchase contracts to acquire any of the other securities that may be sold under such Registration Statement or any combination of the securities registered thereby, that may be offered or sold from time to time, upon conversion, exercise or exchange of the securities registered thereby; and

iii.
any and all shares of Common Stock, registered but unsold or otherwise unissued as of the date hereof under Registration Statement File No. 333-216070, filed with the SEC on February 15, 2017, registering 1,357,657 shares of Common Stock that may be sold from time to time by the selling security holder identified thereby.

On March 20, 2019, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of June 20, 2018, among the Registrant, The Walt Disney Company (formerly known as TWDC Holdco 613 Corp.) (“Disney”), Twenty-First Century Fox, Inc. (“21CF”), WDC Merger Enterprises I, Inc. and WDC Merger Enterprises II, Inc., (i) WDC Merger Enterprises I, Inc. merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of Disney, and (ii) WDC Merger Enterprises II, Inc. merged with and into 21CF, with 21CF surviving such merger as a wholly owned subsidiary of Disney (together, the “Mergers”).  In connection with the Mergers, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.  This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on March 20, 2019.

TWDC Enterprises 18 Corp.

By:	/s/ James Kapenstein
Name: James Kapenstein
Title: Senior Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.